EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Linda Sickmiller
July 29, 2010
4:00 pm ET

Operator:	Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corp. Second Quarter 2010 Financial Results conference call and Webcast.

At this time, I would like to inform you that this conference call is being recorded and that all parties are in a listen-only mode.  We will open up the conference to the investment community for questions and answers following the presentation.

I will now turn the conference over to Linda Sickmiller, Investor Relations.  Please go ahead, Linda.

Linda Sickmiller:
Good afternoon everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our Web site at www.rurbanfinancial.net until August 26, 2010.

Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer, and Jon Gathman, Senior Lending Officer.

Before we get started, I would like to make our usual Safe Harbor statement and remind everyone that comments made during this conference regarding Rurban's anticipated future performance are forward-looking and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include, but are not limited to, risk and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions or capital market conditions and other factors set forth in the company's filings with the Securities and Exchange Commission.

I will now turn the call over to Mark Klein.  Mark…

Mark Klein:
Thank you, Linda, and good afternoon, everyone, and welcome.  I will give you a high-level overview of our entire operation this past quarter, including our holding company, Rurban Financial Corp., our banking group including The State Bank and Trust Company, and finally, our technology subsidiary, Rurbanc Data Services, Inc, or as we refer to it, RDSI.  Our CFO, Anthony Cosentino, will then expand on these results in a bit more detail.

First of all, with the recent strategic shift in the direction of our technology subsidiary, RDSI, and the related write-down of software, hardware and developmental costs associated with RDSI's data processing business, we are reporting a sizable loss this quarter of $8.1 million, or $1.67 per share.

Our banking group accounted for $1.4 million of the quarterly net loss, including a loan loss provision of $3.5 million while RDSI was responsible for $6.4 million of the loss with over $8.6 million in pre-tax one-time write-downs.  Even after these significant write-offs, we remain comfortably capitalized and all capital ratios in compliance and meeting the standards of a well-capitalized institution.

Results in the banking group continue to reflect a soft economy, high unemployment and selected commercial loan portfolio stress.  While we do not expect significant improvement in economic activity or unemployment in the last half of this year, we do expect to continue our improvement in asset quality as reflected in our $2 million reduction in non-performing assets from $16 million last quarter to $14 million this quarter, or 2.17% of total assets.

The net loss at the bank this quarter was a result of a larger loan loss provision required to address exposure at several commercial credits, as well as in our consumer-based portfolio of residential real estate loans.  We're also building our reserves in response to the continuing fragility of the economy, which now stands at 1.59% of total loans compared to 1.33% a year ago.

On the positive side, the cost reductions of over $1.5 million we identified in the fourth quarter of 2009 are beginning to provide some positive traction, as is our fee income from the sale of residential loans we originate.  In fact, with the first half real estate volume of 733 loans and nearly $100 million volume, our servicing portfolio now stands at over $242 million, up from just $26 million 4 years ago representing incremental additional portfolio servicing income of over $625,000 annually.  Clearly, our improved presence and penetration into our traditional Northwest Ohio and Northeast Indiana footprint, as well as our strategic move into the Central Ohio Metropolitan market of Columbus are providing benefits to the bank.

Continuation of our asset quality improvement, reduction of non-interest expense, attraction of lower-cost core deposits, generation of non-interest income and prudent deployment of capital with high quality assets continue to be the common thread of our strategies to drive performance improvement.

Finally, as a key element that should provide additional performance momentum, we have the opportunity to select new board members that will help us pioneer a new direction.  Four of our current directors, including Chairman Steve VanDemark and Directors Tom Callan, John Compo, and Michael Walz all recently resigned to provide us with this opportunity.

Going forward under my leadership as President and CEO of RFC and State Bank, along with newly elected Chairman Richard Hardgrove, we will seek to improve every aspect of our operations, leading to higher performance and increased customer satisfaction.

Strategically, we're working to enhance our performance in each of our regional markets by leveraging the strengths of our regional leaders and the opportunities presented in each market.  We recognize The State Bank can certainly not be all things to all customers, but we have a wealth of resources to deploy with the right people and the right focus and intensity.

And now an update on RDSI.  As we reported in our earnings release, we have determined that the planned spin-off of RDSI and the merger with New Core Holdings, Inc. cannot be successfully completed and we are working with New Core to address a wind-down of our relationship to enable both companies to pursue their separate strategic directions.  As a result of this determination, together with the loss of RDSI's data processing client base and associated revenue, we took a sizable write-down of hardware, software and development costs this quarter, as I previously mentioned.

We have changed our top management and our Board of Directors to help us develop and position RDSI's new business model strategically in a changing marketplace.  Recently I announced the appointment of Gary Saxman, from a 13-year veteran and previous COO of RDSI, as President.  Gary understands our markets, our clients, and our product lines.

RDSI's management team, under Gary's leadership, is developing a business model that focuses on item processing, image exchange, network services and IT consulting.  Parallel with management changes, we have also accepted the resignations of past chairman, Dan Farrell, as well as Directors Don DeWitt, Ken Joyce, Steve VanDemark, and Michael Walz.  Director Hardgrove was elected Chairman.

We continue to remain committed to our banking technology subsidiary and it’s newly defined, more focused business model.  To reestablish and provide new direction to our RDSI board and management, RFC Director Rita Kissner, as well as myself, joined Chairman Hardgrove and current director, John Schock.

Our overarching goal outside of fully leveraging our core competencies, as I mentioned, is to right-size this 40-plus year-old subsidiary and squarely position it once again as a profit generator to RFC.

At this time, I'd like to turn the conference call over to our CFO, Anthony Cosentino, for a little more detailed look at our past quarter.  Tony…

Anthony Cosentino:
Thank you, Mark.  Good afternoon everyone.  As Mark mentioned, the holding company had a significant loss for the quarter and year-to-date.  This loss was necessitated by write-downs within RDSI, which had a $10 million pre-tax loss for the quarter.

The loss included $8.6 million in impairment charges and write-downs of hardware, software, and development costs related to the data processing business.  In addition to the $8.7 million of one-time items, RDSI had a $1.4 million operating loss as the continuing loss of core data processing client's impacts profitability.

Regarding The State Bank, even with the addition of a large commercial real estate credit during the quarter, we were still able to reduce our non-performing assets to $14.1 million from the $16 million at March 31st.  Reserves as a percentage of NPAs now stand at 50%, which is in line with the prior year and up significantly from the 35% at year end.

The net loss at State Bank was driven by a $3.5 million loan loss provision taken to strengthen those reserves.  State Bank's net charge-offs for the quarter and year-to-date were $2.7 million and $4.9 million, respectively, while provision expense was $3.5 million and $4.9 million for the quarter and year-to-date.

Liquidity at The Bank remains very strong as loan balances were flat and deposit levels were up $11 million from the prior year, which has allowed us to reduce our reliance on wholesale funding to just 13%.

The non-cash write-downs at RDSI have reduced our equity versus the prior year, but we still have maintained strong capital ratios.  The retention of RDSI as part of Rurban results in $5 million of capital retained within the consolidated holding company.  The estimated June 30 ratios for Tier 1 leverage and total risk-based capital were 7.07% and 11.2%, respectively.

We have taken all contemplated impairments related to RDSI and we do not anticipate any one-time charges for that business going forward.  We have right-sized them for its revenue and it is anticipated to deliver positive earnings and cash flow in the third quarter and beyond.

Mark, I'd like to turn it back to you.

Mark Klein:
Thank you, Tony.  We know we have much work to do and I am very confident that our management teams are well prepared for the new direction.  Linda, I'll turn the Webcast back over to you to determine if we have any questions from our investment community.  Jon Gathman, our senior lender, Tony Cosentino, CFO, as well as myself, are available to answer any questions they might have.

Linda Sickmiller:
Thank you, Mark.  It's now time for the question and answer session.  If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.  If you have a question, we would like you to press star 1 on your telephone.  That's star 1 if you have any question.  And if for some reason another person asked the question that you would have liked to and you need to withdraw your question, press star 2.  So again, if you have a question, please press star 1 on your telephone and we will take the questions in the order that they were received.  Please standby for just a few moments.

While we're waiting to see if we have any additional questions, we would like to remind you that today's Webcast will be accessible on our Web site homepage at www.rurbanfinancial.net until August 26th.  Since we have no further questions, I'll turn the conference back to Mark Klein.

Mark Klein:	Thank you, Linda. We would like to thank everyone for taking the time to listen to our comments and Rurban Financial's update. And we will stay in touch and good-bye for now.

Operator:	All parties may now disconnect.

END